Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and between

AVIS INDUSTRIAL CORPORATION

as Seller

and

MANITEX INTERNATIONAL, INC.

as Buyer

Dated as of

July 10, 2009

8.3	Parties in Interest	27
8.4	Law Governing Agreement	27
8.5	Amendment	27
8.6	Waiver	27
8.7	Notice	27
8.8	Expenses	28
8.9	Exhibits and Schedules	28
8.10	Section Headings; Table of Contents	29
8.11	Severability	29
8.12	Drafting	29
8.13	Jurisdiction and Venue	29
8.14	Entire Agreement	29
8.15	Binding Effect	29
8.16	Definitions	30

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SCHEDULES

Schedule 2.2(a)	-	Organization
Schedule 2.2(e)	-	Financial Statements
Schedule 2.2(f)	-	Tax Matters
Schedule 2.2(g)	-	Absence of Certain Changes
Schedule 2.2(h)	-	No Litigation
Schedule 2.2(j)	-	Licenses and Permits
Schedule 2.2(k)	-	Environmental Matters
Schedule 2.2(l)	-	Title to Assets; Liens
Schedule 2.2(m)	-	Material Contracts
Schedule 2.2(n)	-	Employee Benefit Plans
Schedule 2.2(o)	-	Employee Matters
Schedule 2.2(p)	-	Intellectual Property Rights
Schedule 2.2(r)	-	Insurance
Schedule 2.2(s)	-	Real Property
Schedule 2.2(t)	-	Transactions with Affiliates
Schedule 2.2(u)	-	Unlawful Benefits
Schedule 2.2(v)	-	No Other Liabilities
Schedule 2.2(w)	-	Products
Schedule 2.2(y)	-	Customers and Supplies
Schedule 2.2(aa)	-	Sufficiency of Assets
Schedule 2.2(dd)	-	Bank Accounts, Credit Cards and Safe Deposit Boxes
Schedule 4.5	-	Third Party Consents
Schedule 7.2(h)	-	Resignations
Schedule 8.16	-	Permitted Liens

EXHIBITS

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Lease Agreement
Exhibit C	-	Form of Security Agreement

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of July 10, 2009 by and between AVIS INDUSTRIAL CORPORATION, an Indiana corporation (“Seller”), and MANITEX INTERNATIONAL, INC., a Michigan corporation (“Buyer”).

WITNESS:

WHEREAS, Badger Equipment Company, a Minnesota corporation (the “Company”), is engaged in the business of manufacturing specialized earthmoving, railroad and material handling equipment (the “Business”);

WHEREAS, Seller owns all of the outstanding shares of capital stock of the Company (the “Company Shares”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Company Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used but not defined in the context of the Section in which such terms appear shall have the meanings set forth in Section 8.16.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the parties hereto do hereby agree as follows:

1.	PURCHASE AND SALE; PURCHASE PRICE; PAYMENT

1.1 Company Shares. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller, all right, title and interest in and to the Company Shares.

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Company Shares shall be an amount equal to: (a) a promissory note, in the form attached hereto as Exhibit A, executed by Buyer in favor of Seller in the principal amount of Two Million Seven Hundred Fifty Thousand U.S. Dollars ($2,750,000) (the “Promissory Note”), plus (b) Three Hundred Thousand (300,000) shares of unregistered stock of Buyer (the “Buyer Shares”), plus (c) cash in the amount of Forty Thousand U.S. Dollars ($40,000).

1.3 Payment. As of the date of this Agreement, Buyer shall provide to Seller, in consideration for the Company Shares, the Promissory Note, the Buyer Shares, and cash in the amount of Forty Thousand U.S. Dollars ($40,000).

2.	REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties Relating to Seller and the Company Shares. Seller represents and warrants to Buyer:

(a) Title. Seller owns legal, valid, marketable and indefeasible title to the Company Shares, free and clear of all Liens. At the Closing, upon payment of the Purchase Price, Buyer shall receive all right, title and interest of Seller in and to the Company Shares, free and clear of all Liens.

(b) Authority. Seller has full power, right and authority, without the consent of any other Person, to execute and deliver this Agreement, and the other documents and instruments executed and delivered by Seller pursuant hereto, and perform all obligations required of Seller pursuant hereto and thereto, all of which have been duly authorized by all requisite corporate action on the part of Seller. Seller has duly executed and delivered this Agreement. This Agreement and the other documents and instruments executed and delivered by Seller pursuant hereto constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, or by general equitable principles.

(c) Litigation. There is no action, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), investigation, or other similar action (any of the foregoing, an “Action”) pending or, to Seller’s Knowledge, threatened against Seller, and there is no outstanding Order against or adversely affecting Seller that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions or payments contemplated hereby.

(d) Due Organization and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Indiana. Seller has all requisite power and authority to enter into this Agreement and the other documents and instruments executed and delivered by Seller pursuant hereto and to carry out and fully perform the transactions contemplated hereby and thereby.

2.2 Representations and Warranties Relating to the Company. Seller represents and warrants to Buyer:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has all requisite power and authority to own, operate and lease its assets and to carry on the Business as and where it is conducted as of the date of this Agreement. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions listed in Schedule 2.2(a), wherein the character of the assets owned by it, or the nature of the Business, makes such licensing or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The Company has previously made available to Buyer true and complete copies of the Governing Documents of the Company, as in effect as of the date of this Agreement.

(b) Capitalization. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, no par value, of which all one thousand (1,000) shares are issued and outstanding on the date of this Agreement. All such issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 2.2(b), there are no issued or outstanding shares of capital stock of the Company. There are no (i) securities convertible into or exchangeable for capital stock or other equity securities of the Company; (ii) options, warrants or other rights to purchase, redeem, subscribe or otherwise acquire capital stock or other equity securities of the Company or securities that are convertible into or exchangeable for capital stock or other equity securities of the Company; or (iii) Contracts, commitments or agreements relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

(c) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, or have any direct or indirect equity or ownership interest in any other business.

(d) No Violation. Neither the execution and delivery by Seller of this Agreement and the other documents and instruments executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby shall (i) contravene any provision contained in the Governing Documents of the Company or Seller; (ii) violate any Law or Order applicable to the Company or Seller; (iii) require any authorization, consent or approval by, filing with or notice to any Governmental Entity by the Company or Seller, except for (A) such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not have a Material Adverse Effect and (B) subject to Section 2.2(j), such authorizations, consents, approvals, filings or notice requirements that become applicable solely as a result of the specific regulatory status of Buyer or any of its Affiliates; (iv) violate or conflict with or result in a breach (with or without the lapse of time, the giving of notice or both) of, constitute a default (with or without the lapse of time, the giving of notice or both) under, permit any Person to terminate, modify, cancel or declare due and payable prior to its stated maturity, or accelerate the performance required by, any Contract to which the Company or Seller is a party or by which any of their assets or property may be bound or affected, or (v) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of the Company.

(e) Financial Statements. Schedule 2.2(e) contains (i) an unaudited balance sheet of the Company as of May 31, 2009 (the “Recent Balance Sheet”); (ii) an unaudited statement of income for the period from January 1, 2009 through May 31, 2009; (iii) compiled but unaudited balance sheets of the Company as of December 31, 2008, December 31, 2007, and December 31, 2006; and (iv) compiled but unaudited statements of income and cash flows of the Company for the fiscal years ended December 31, 2008, December 31, 2007, December 31, 2006, and December 31, 2005 (collectively, the “Financial Statements”). Except as set forth in Schedule 2.2(e), the Financial Statements (i) have been prepared on a consistent basis throughout the periods covered thereby, and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated. The Financial Statements have been derived from the books and records of the Company. The books and records of the Company are in all material respects true and complete, are maintained in accordance with all applicable requirements, and accurately present and reflect in all material respects all of the transactions that are required to be presented and reflected therein.

(f) Tax Matters.

(i) All Tax Returns of Seller and the Company required to be filed on or prior to the date of this Agreement, have been timely filed and have been prepared in compliance with all Laws or regulations and, when filed, were complete and accurate in all material respects. All Taxes owed by Seller and the Company (whether or not shown or required to be shown on any Tax Return) have been timely paid. Without limitation, Seller has provided Buyer accurate copies of all of income Tax Returns for all taxable years commencing on or after January 1, 2005 and ending on or before December 31, 2008.

(ii) All Taxes shown as due and owing by Seller and the Company on Tax Returns filed on or prior to the date of this Agreement, have been paid or adequately accrued or reserved for by the Company in the Recent Balance Sheet.

(iii) There are no Liens for Taxes upon the assets or properties of Seller or the Company. Except as set forth on Schedule 2.2(f), there is no Action or audit currently pending or, to Seller’s Knowledge, threatened against Seller or the Company in respect of any Taxes.

(iv) Neither the Seller nor the Company has consented to extend the time or waive any statute of limitations, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Tax authority.

(v) Neither the Seller nor the Company has received from any Tax authority any notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(vi) No claim has been made by a Tax authority in a jurisdiction where either Seller or the Company did not file Tax Returns that it is or may be subject to taxation by the jurisdiction.

(vii) Each of Seller and the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor or other party, and all Forms W-2, 1099 and similar forms required with respect thereto have been properly completed and timely filed.

(viii) Neither Seller nor the Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller nor the Company is a party to or bound by any Tax allocation or sharing agreement with any Person, and neither of them has any current or potential contractual obligation to indemnify any other Person with respect of Taxes.

(ix) Neither Seller nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any (A) change in method of accounting for a taxable period ending on or prior to the date of this Agreement under Code Section 481(c) (or any corresponding or similar provision of state, local, or foreign income Tax law); (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (D) installment sale made prior to the date of this Agreement; or (E) prepaid amount received on or prior to the date of this Agreement.

(x) Neither Seller nor the Company (A) has made any payments, (B) is obligated to make any payments, and (C) is a party to any agreement that under certain circumstances could obligate it to make any payments, in each case which payments shall not be deductible under Code Section 280G.

(g) Absence of Certain Changes. Except as set forth in Schedule 2.2(g), since the date of the Recent Balance Sheet, there has not been (i) any Material Adverse Effect, other than changes that have resulted directly from developments or occurrences in the construction equipment industry in general; (ii) any material increase in the compensation, salaries or wages payable or to become payable to any Transferred Employee, except in the ordinary course of business or as required under agreements in effect as of the date of the Recent Balance Sheet; (iii) any entry by the Company into any employment, severance or termination Contract with any Transferred Employee, or an amendment thereto; (iv) any sale, lease, assignment or other transfer or disposition of any portion of the properties or assets of the Company with a net book value, individually or in the aggregate, in excess of ten thousand U.S. Dollars ($10,000), except in the ordinary course of business; (v) any indebtedness for borrowed money incurred or guaranteed by the Company, except for borrowings by the Company in the ordinary course of business under lines of credit existing as of the date of this Agreement; (vi) any material liabilities (other than liabilities incurred in the ordinary course of business, or liabilities under Contracts entered into in the ordinary course of business to which the Company has become subject); (vii) any material portion of the assets or properties of the Company that have been mortgaged, pledged or subjected to any Lien, except for Permitted Liens; (viii) any material Intellectual Property Rights of the Company that have been sold, assigned or transferred, licensed, mortgaged, pledged or subjected to any Lien, except in the ordinary course of business; (ix) any extraordinary losses or casualties or waiver of any rights of value, individually or in the aggregate, in excess of ten thousand U.S. Dollars ($10,000) suffered by the Company; (x) any issuance, sale or transfer of any of the Company Shares or other equity securities, securities convertible into the Company or any other equity securities, or any bonds or debt securities; (xi) any declaration or payment of any dividend or any other distribution of any kind to equity holders on or in respect of, or repurchase, redemption, retirement or acquisition of, any shares of capital stock of the Company, or any options, warrants or other rights to purchase such shares of capital stock of the Company; (xii) any single capital expenditure or individual commitment in excess of ten thousand U.S. Dollars ($10,000); or (xiii) except as required by applicable law, any material change in the accounting policies or practices of the Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable or in any tax accounting method of the Company.

(h) No Litigation. Except as set forth in Schedule 2.2(h), as of the date of this Agreement, there is no Action pending or, to Seller’s Knowledge, threatened against the Company, and there is no outstanding Order against or adversely affecting the Company (i) relating to the Company or (ii) seeking to enjoin the transactions contemplated hereby, which in the case of (i) and (ii) above would have a Material Adverse Effect. Except as set forth in Schedule 2.2(h), (i) there is no, and for the previous three (3) years there has not been any, Action pending or, to Seller’s Knowledge, threatened against the Company or involving the Business, any material property of the Company, any of the Company’s directors or officers in their capacity as such, or any of the Company’s owners (but, as to any such director, officer or owner, only an Action involving or in connection with the Company or the Business), including, without limitation, any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; and (ii) the Company is not, and for the previous three (3) years has not been, subject to or, to Seller’s Knowledge, threatened to be subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company.

(i) Compliance With Laws and Orders. The operations of the Company have been conducted in accordance with all Laws, Orders, regulations and other applicable legal requirements of all courts and other Governmental Entities having jurisdiction over the Company or its employees, assets, properties and operations. To Seller’s Knowledge, no violation or default of any Law, Order, regulation or other applicable legal requirements of all courts and other Governmental Entities having jurisdiction over the Company or its employees, assets, properties and operations exists and the Company is not in default with respect to any Order applicable to the Company or any of its employees, assets, properties or operations with respect thereto and no event has occurred which may result in a violation or give rise to a remedial obligation.

(j) Licenses and Permits. Schedule 2.2(j) sets forth a true and complete list and summary description of all Licenses and Permits, and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to Seller’s Knowledge, threatened Action to revoke, cancel, suspend or declare such License and Permit invalid in any respect. All necessary notices and applications have been submitted to assure that material Licenses and Permits shall remain in full force and effect following the Closing, or if required by applicable Law, be reissued, upon consummation of the transactions contemplated by this Agreement. Except as provided in Schedule 2.2(j), no consent of any federal, state or local authority is required, in connection with the execution, delivery and performance of this Agreement by Seller or the Company or the transfer of the Company Shares to Buyer, in order for all Licenses and Permits to remain in full force and effect after the Closing. The Licenses and Permits constitute all of the licenses and permits necessary for the Company to conduct and operate the Business as conducted by the Company as of the date of this Agreement and to permit the Company to own and use the Assets in the manner in which it currently owns and uses the Assets. Each Transferred Employee has all Licenses and Permits necessary for his or her performance of duties for the Company, all such Licenses and Permits are valid and in full force and effect, and copies of such Licenses and Permits have been delivered to Buyer.

(k) Environmental Matters. Except as set forth in Schedule 2.2(k):

(i) The Company owns no real property.

(ii) The Company possesses all Licenses and Permits required under applicable Environmental Laws to conduct and operate the Business as conducted by the Company as of the date of this Agreement and is, and has been, in material compliance with the terms and conditions of such environmental Licenses and Permits. The Company has not received any written notice that any of the environmental Licenses and Permits possessed by the Company shall be revoked, suspended or shall not be renewed.

(iii) The Company is currently and has been in compliance in all material respects with all applicable Environmental Laws.

(iv) No Hazardous Substances have been produced, released, discharged or disposed by the Company or, to Seller’s Knowledge, any predecessor in interest, in, at, on or under any real property currently leased by the Company (collectively, the “Facilities”) in a manner that violated any applicable Environmental Law. There are no Hazardous Substances located in, at, on or under the Facilities or any real property formerly owned or leased by the Company that would reasonably be expected to require investigation, removal, or remedial or corrective action by the Company as required by Environmental Law or that would reasonably be expected to result in liabilities of, or losses, damages or costs to the Company under any Environmental Law.

(v) The Company has not received written notice from any Governmental Entity that the Facilities or any real property formerly owned or leased by the Company are in violation of, allegedly in violation of, do not comply with, allegedly do not comply with, or are subject to liability or alleged liability under any applicable Environmental Law.

(vi) To Seller’s Knowledge, as of the date of this Agreement, no Facility or any real property formerly owned or leased by the Company is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable state list established under any Environmental Law.

(vii) To Seller’s Knowledge, there is no underground storage tank or other underground storage receptacle or related piping, or any impoundment or other underground disposal area, in each case containing or formerly containing Hazardous Substances, located on the Facilities or any real property formerly owned or leased by the Company, and no asbestos or polychlorinated biphenyls located at the Facilities or any real property formerly owned or leased by the Company.

(viii) The Company has provided to Buyer all material assessments, reports, studies and audits in the Company’s possession or control concerning the existence of

Hazardous Substances or any other environmental issues at the Facilities or any real property formerly owned or leased by the Company or concerning compliance by the Company with, or liability of the Company under, any Environmental Laws.

(l) Title to Assets; Liens. Except as set forth in Schedule 2.2(l), the Company holds good, marketable and indefeasible title to, or leases, all of the assets reflected in the Recent Balance Sheet (except for assets sold since the date of the Recent Balance Sheet in the ordinary course of business). Such properties and assets owned or leased by the Company are held free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 2.2(l), the properties and assets of the Company comprise all of the material assets and rights of the Company, tangible and intangible (including Intellectual Property Rights), that are used by the Company in the conduct of the Business as conducted by the Company as of the date of this Agreement.

(m) Material Contracts. Schedule 2.2(m) sets forth a list, as of the date of this Agreement, of each of the following types of Contracts to which Company is a party (each a “Material Contract”):

(i) Any Contract involving the future performance of services or the future delivery of goods by the Company in an amount, per annum, in excess of ten thousand U.S. Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(ii) Any Contract involving future annual expenditures of the Company, per annum, in excess of ten thousand U.S. Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(iii) Any collective bargaining Contract or other Contract to or with any labor union or other collective bargaining representative of a group of employees;

(iv) Any employment Contract with any Transferred Employee involving future liability for payment of wages or salaries, per annum, in excess of ten thousand U.S. Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(v) Any joint venture, partnership or Contract with Seller or its Affiliates;

(vi) Any Contract containing covenants that materially restrict the future business activity of the Company;

(vii) Any Contract relating to the borrowing or guaranteeing of money in excess of ten thousand U.S. Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(viii) Any real or personal property lease or Contract involving future liability for rental payments, per annum, in excess of ten thousand U.S. Dollars ($10,000) or its foreign currency equivalent as of the date of this Agreement;

(ix) All Licenses and Permits and Contracts with Governmental Entities necessary to allow the Company to operate the Business as conducted as of the date of this Agreement;

(x) All material Licenses and Permits, royalty or other agreements relating to any Intellectual Property Rights owned by the Company; and

(xi) Any Contract requiring annual payments by the Company in excess of ten thousand U.S. Dollars ($10,000) that is not terminable on less than thirty-one (31) days notice.

Except as set forth in Schedule 2.2(m), each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, or by general equitable principles. Except as set forth in Schedule 2.2(m), the Company is in compliance in all material respects with all terms and requirements of each Material Contract, and has not received written notice prior to the date of this Agreement of any default of any Material Contract. The Company has made available to Buyer true and complete copies of all Material Contracts, including all amendments thereto.

(n) Employee Benefit Plans.

(i) Except as set forth on Schedule 2.2(n), the Company is not a party to any (a) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock or incentive plan; (b) welfare or “fringe” benefits, including, without limitation, vacation, severance, disability, medical, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) employment, consulting, engagement, retainer or golden parachute agreement or arrangement. The foregoing shall include, without limitation, any “employee benefit plan” (as defined in ERISA Section 3(3)) (each a “Benefit Plan”).

(ii) Except as set forth in Schedule 2.2(n), no Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Benefit Plan provides health or other welfare benefits to former or retired employees of the Company other than as required by COBRA.

(iii) Except as set forth in Schedule 2.2(n), each Benefit Plan has been maintained and administered in compliance with its terms and the Company has no direct or indirect liability under the requirements of ERISA, COBRA, the Code and any other applicable Laws. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan. There is no Action pending or, to Seller’s Knowledge, threatened against the Company, concerning any of the Benefit Plans, other than routine claims for benefits.

(iv) All contributions with respect to the Benefit Plans for all periods ending prior to the date of this Agreement (including periods from the first day of the current plan year to the date of this Agreement) have been made prior to the date of this Agreement by the Company and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Benefit Plans for policy years or other applicable policy periods ending on or before the Closing.

(v) Except as set forth on Schedule 2.2(n), the Company is not a party to a Pension Plan that is intended to qualify under Code Section 401(a) and Code Section 501(a) and each such Pension Plan and its related trust, if any, are qualified under Code Section 401(a) and Code Section 501(a) and have been determined by the Internal Revenue Service to qualify thereunder for all applicable requirements and nothing has since occurred to cause the loss of the Pension Plan’s qualification.

(vi) The Company has never made any contributions to any Pension Plan which is subject to the provisions of Title IV of ERISA, the Company has never been a member of a controlled group which contributed to any such Benefit Plan, and the Company has never been under common control with an employer which contributed to any such Benefit Plan.

(vii) No material liability under Title IV of ERISA has been or, to Seller’s Knowledge, is expected to be incurred by the Company or any ERISA Affiliate. The Company has no liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA.

(viii) Except as set forth on Schedule 2.2(n), the Company has not terminated or taken action within the last six (6) taxable years to terminate (in part or in whole) any employee benefit plan as defined in ERISA Section 3(3).

(ix) Neither the Company, nor, to Seller’s Knowledge, any other Person acting on its behalf in connection with a Benefit Plan, has engaged in any transaction with respect to any Benefit Plan that would be reasonably likely to subject the Company, or any Person acting on its behalf in connection with a Benefit Plan, to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. Neither the Company nor, to Seller’s Knowledge, any Person acting on its behalf in connection with a Benefit Plan has any material liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(x) The Company does not maintain any Benefit Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan or arrangement.

(xi) With respect to each Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (A) the plan and trust documents (including any amendments thereto), the most recent summary plan description and any summaries of material modifications, (B) the most recent annual report (Form 5500 series), (C) the most recent financial statements, (D) the most recent Internal Revenue Service determination letter, (E) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any VEBA which is funding or otherwise exists with respect to such Benefit Plan, and (F) with respect to any Company obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation.

(xii) The consummation of the transactions contemplated by this Agreement, other than by reason of actions taken by Buyer following the date of this Agreement, shall not (A) entitle any current or former Company employee to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former Company employee, or (C) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(o) Employee Matters.

(i) Except as set forth in Schedule 2.2(o), (A) the Company has not entered into any collective bargaining agreement with respect to its employees, (B) there has been no, and there is no pending, labor strike, labor dispute, or work stoppage or lockout against or affecting the Company, (C) to Seller’s Knowledge, there is no threatened labor strike, labor dispute, or work stoppage or lockout against or affecting the Company, (D) there has been no, and there is no pending, unfair labor practice, charge or complaint against or affecting the Company, and (E) to Seller’s Knowledge, there is no threatened unfair labor practice, charge or complaint against or affecting the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or give raise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(ii) The Company is in compliance in all material respects with all Laws concerning employment, wages and labor, including, without limitation, provisions thereof relating to equal opportunity, hours at work, immigration and occupational health and safety. Except as set forth in Schedule 2.2(o), the Company is not delinquent in payments to any employees of the Company for any wages, salaries, commissions, bonuses or other forms of compensation for services rendered by them to date.

(p) Intellectual Property Rights. Schedule 2.2(p) sets forth a list, as of the date of this Agreement, of all United States or foreign registered patents, registered trademarks, registered tradenames, registered copyrights, other registered intellectual property rights or applications therefore, and all unregistered patents, unregistered trademarks, unregistered tradenames, unregistered copyrights, internet domain names and other unregistered intellectual property rights owned or licensed and used by the Company in, and material to, the conduct of the Business as conducted by the Company as of the date of this Agreement (the “Intellectual Property Rights”). The Company owns or possesses adequate licenses or other valid rights to use all such Intellectual Property Rights, and, to Seller’s Knowledge, the conduct of the Business as conducted by the Company as of the date of this Agreement does not conflict with any valid patents, trademarks, tradenames, copyrights or other intellectual property rights of others, except for such conflicts that would not have a Material Adverse Effect.

(q) Fees. Neither Seller nor the Company have paid or become obligated to pay any fee or commission to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

(r) Insurance.

(i) Schedule 2.2(r) lists (A) all policies of insurance to which the Company is a party or under which the Company, or any director or officer of the Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement, (B) all pending applications for policies of insurance, (C) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, and (D) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company. The Company has maintained, at all times since its formation, insurance coverage for liability and workers’ compensation.

(ii) Except as set forth in Schedule 2.2(r), all policies of insurance to which the Company is a party or that provide coverage to the Company or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which it is bound; and (D) do not provide for any retrospective premium adjustment on the part of the Company.

(iii) Other than in connection with renewal in the ordinary course of business, since December 31, 2005, the Company has not received (A) any refusal of coverage or any notice that a defense shall be afforded with reservation of rights; or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or shall not be renewed or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

(iv) The Company has paid all premiums due, and, to Seller’s Knowledge, has otherwise performed all of its obligations under each policy of insurance to which the Company is a party or that provides coverage to the Company or any director or officer thereof.

(v) The Company has given notice to the insurer of any claims that may be insured.

(s) Real Property. Schedule 2.2(s) sets forth (whether as lessee or lessor) a list of all leases of real property to which the Company is a party or by which it is bound, in each case, as of the date of this Agreement (each a “Lease”). Except as set forth in Schedule 2.2(s), each Lease is valid and binding on the Company and on the other parties thereto, is in full force and effect, and there are no uncured defaults under any such Leases. The Company has obtained any and all third party consents required in connection with the Leases.

(t) Transaction With Affiliates. Except as set forth in Schedule 2.2(t), (i) in the last two (2) years there have been no agreements (written or, to Seller’s Knowledge, oral) between the Company, on the one hand, and any officer or director of the Company, any Affiliate of the Company, Seller or any Affiliate of Seller, on the other hand, (ii) there are no loans or other indebtedness for borrowed money owing by any officer or director of the Company, any Affiliate of the Company, Seller or any Affiliate of Seller to the Company, (iii) there are no loans or other indebtedness for borrowed money owing to any officer or director of the Company, any Affiliate of the Company, Seller or any Affiliate of Seller by the Company, and (iv) no officer or director of the Company, any Affiliate of the Company or any Affiliate of Seller has any interest in any material property or asset used by the Company.

(u) Unlawful Benefits. Except as set forth in Schedule 2.2(u), neither Seller, the Company, nor any of their respective Affiliates or representatives, or any other Person on behalf of any of them, in connection with the conduct of the Business, directly or indirectly, has given, or has agreed to give, any significant gift or similar benefit to any supplier, customer or potential employee of the Company, or any other Person who was, is or may be, in a position to help or hinder the Company (or assist in connection with any actual or potential transaction) under circumstances that involve a violation of any applicable Law which was then in effect and which would reasonably be expected to subject the Company to any material damage or penalty.

(v) No Other Liabilities. Except as set forth in Schedule 2.2(v), the Company has no material liabilities or obligations, contingent or otherwise, and to Seller’s Knowledge, the Company has no liabilities or obligations, contingent or otherwise, that are required to be reflected on a balance sheet other than (i) liabilities or obligations reserved against or otherwise disclosed in the Financial Statements (or referred to in the notes thereto), (ii) liabilities or obligations arising since the date of the Recent Balance Sheet in the ordinary course of business consistent, in all material respects, in amount and kind with past practice and which would not, if required to be paid by the Company, have a Material Adverse Effect, and (iii) liabilities under this Agreement or in connection with the transactions contemplated hereby.

(w) Products. Except as set forth in Schedule 2.2(w), to Seller’s Knowledge, there are no citations or decisions by any Governmental Entity stating that any product sold, distributed or marketed by the Company since January 1, 2007 (each, a “Product”) is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Entity. Except as set forth in Schedule 2.2(w), to Seller’s Knowledge, the Company has no material liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any Product designed, distributed, sold, leased, delivered or placed into the stream of commerce by the Company. Except as set forth in Schedule 2.2(w), to Seller’s Knowledge, it has not been notified of any alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product. The Company maintains procedures for the removal of Products from its Inventory should it be notified of conditions described in the preceding sentence. Except as set forth in Schedule 2.2(w), to Seller’s Knowledge, there has not been any occurrence involving any product recall, rework or retrofit relating to any Product.

(x) Accounts Receivable. All the accounts receivable of the Company reflected on the Recent Balance Sheet, and any accounts receivable of the Company arising between the date of the Recent Balance Sheet and the date of this Agreement, arose or shall have arisen in the ordinary course of business. To Seller’s Knowledge, the accounts receivable of the Company reflected on the Recent Balance Sheet are not subject to any valid counterclaim, set-off, defense or Lien (other than Permitted Liens).

(y) Customers and Suppliers. Schedule 2.2(y) sets forth a list of the names of the Company’s (i) ten (10) largest customers based on sales during (A) fiscal year 2008 and (B) the approximately five (5) months ending May 31, 2009 (collectively, the “Customers”), showing the approximate aggregate total sales by the Company to each such Customer during such period; and (ii) ten (10) largest suppliers based on purchases during (A) fiscal year 2008 and (B) the approximately five (5) months ending May 31, 2009 (collectively, the “Suppliers”), showing the approximate aggregate total purchases by the Company from each such Supplier during such period. Except as set forth in Schedule 2.2(y), since January 1, 2007, the Company has not received any written communication (including emails) from any Customer or Supplier of any intention or threat by such Customer or Supplier to (i) terminate or materially reduce purchases from or supplies to the Company, (ii) fail to renew any Contract with the Company, (iii) materially increase prices charged to the Company, or (iv) materially reduce incentives or discounts provided to the Company, in each case except as may be consistent with the historical practices of such Customer or Supplier.

(z) Inventory. All Inventory is in good, merchantable and saleable condition. The amount and quality of the Inventory is consistent with normal operating levels maintained by the Company in keeping with past practice. No material item of Inventory is unsaleable, obsolete or unusable. The value of the Company’s Inventory is not less than the cost value of such Inventory.

(aa) Sufficiency of Assets. The Company owns, has a valid leasehold interest in, or has a valid license to use all of the assets necessary for the conduct of the Business as conducted by the Company as of the date of this Agreement (the “Assets”). The Assets are in good operating condition and repair, are usable in the ordinary course of business, and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are used in the conduct of the Business by the Company as of the date of this Agreement. Except as set for in Schedule 2.2(aa), no Person, other than Seller, owns any Asset which is material to the conduct of the Business by the Company as of the date of this Agreement.

(bb) Off Balance Sheet Arrangements. Except as expressly disclosed in the Financial Statements, the Company has no “Off Balance Sheet Arrangements” as such term is defined in paragraph (c)(4) of rule 303 (17 CFR § 229.303) of Regulation S-K promulgated under the Securities Act.

(cc) Warranties. The Company is not subject to any liability pursuant to any express or implied warranty with respect to the Products in excess of the amount specifically reserved for such liability in the Recent Balance Sheet.

(dd) Bank Accounts, Credit Cards and Safe Deposit Boxes. Schedule 2.2(dd) sets forth all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, the Company and details about the Persons having access to or authority over such accounts, credit cards, safe deposit boxes and cellular telephones.

(ee) Powers of Attorney. There are no Persons holding general or special powers of attorney from the Company.

(ff) Books and Records. The books and records of the Company maintained in connection with the Business (including, without limitation, (i) books and records relating to the purchase of materials and supplies, manufacture or processing of products, sales of products, dealings with customers, invoices, customer lists, government procurements, inventories, suppliers, supplier lists, personnel records and Taxes, (ii) stock books, stock ledgers and minute books of the Company, and (iii) computer software and data used to maintain such books and records, together with the media on which such software and data are stored and all documentation relating thereto) accurately record all material transactions of the Company in all material respects, and have in all material respects been maintained consistent with good business practice. The minute books of the Company are substantially complete and correctly reflect in all material respects all corporate actions of the Company and correctly record all resolutions of the Company.

(gg) Accounts Payable. All the accounts payable of the Company due prior to or as of the date of this Agreement have been paid in accordance with their terms.

(hh) Full Disclosure. The representations and warranties contained in this Section 2.2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2.2, in light of the circumstances under which they were made, not misleading.

2.3 Representations and Warranties of Buyer. Buyer represents and warrants to Seller:

(a) Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite power and authority to enter into this Agreement and the other documents and instruments executed and delivered by Buyer pursuant hereto and to carry out and fully perform the transactions contemplated hereby and thereby.

(b) Authority. The execution and delivery by Buyer of this Agreement, and the other documents and instruments executed and delivered by Buyer pursuant hereto, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors or other governing body of Buyer. No other corporate act or proceeding on the part of Buyer, its officers, directors or its shareholders is necessary to authorize this Agreement or the other documents and instruments executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents and instruments executed and delivered by Buyer pursuant hereto constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, or by general equitable principles.

(c) No Violation. Neither the execution and delivery by Buyer of this Agreement and the other documents and instruments executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby shall (i) contravene any provision contained in the Governing Documents of Buyer, (ii) violate any Law or Order applicable to Buyer, (iii) require any authorization, consent or approval by, filing with or notice to any Governmental Entity, except for such authorizations, consents, approvals, filings or notices, the failure of which to obtain or make would not have a Material Adverse Effect or (iv) violate or conflict with or result in a breach (with or without the lapse of time, the giving of notice or both) of, constitute a default (with or without the lapse of time, the giving of notice or both) under, permit any Person to terminate, modify, cancel or declare due and payable prior to its stated maturity, or accelerate the performance required by, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

(d) Litigation. As of the date of this Agreement, there is no Action pending or, to Buyer’s Knowledge, threatened against Buyer, and there is no outstanding Order against or affecting Buyer that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions or payments contemplated hereby.

(e) Investment Intent. Buyer is acquiring the Company Shares for its own account and not with a view toward resale or distribution of any of the Company Shares or any beneficial interest in the Company Shares. Buyer agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, or an applicable exemption therefrom and without compliance with other Laws, in each case, to the extent applicable.

(f) Fees. Buyer has not paid or become obligated to pay any fees or commissions to any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

2.4 Expiration of Representations and Warranties. The representations and warranties of Seller and Buyer contained in this Agreement shall survive until July 10, 2011, except that the Fundamental Representations and Warranties shall survive the Closing indefinitely, Section 2.2(i), (Compliance with Laws and Orders) shall survive the Closing until July 10, 2012, and Section 2.2(f) (Tax Matters), Section 2.2(k) (Environmental Matters) and Section 2.2(n) (Employee Benefit Plans) shall survive the Closing until sixty (60) days following expiration of the applicable statute of limitations.

2.5 No Other Representations or Warranties. Buyer acknowledges that the representations and warranties contained in this Agreement have been negotiated at arm’s length among sophisticated parties that have had the advice of counsel. Except for the representations and warranties contained in Sections 2.1 and 2.2, Buyer acknowledges that neither the Company, Seller nor any Person acting on their behalf makes or has made any other express or any implied promise, assurance, representation or warranty to Buyer as to the accuracy or completeness of any information regarding Seller, the Company, the Business or any other matter. Buyer acknowledges that it is Buyer’s sole responsibility to conduct an investigation of the Company and the Business and that Buyer bears the risk that any information, document or material made available or provided to Buyer in the course of its investigation is inaccurate or incomplete, except to the extent expressly stated otherwise in this Agreement.

3.	COVENANTS OF BUYER AND SELLER

3.1 Tax Matters.

(a) Pre-Closing Tax Matters. Buyer shall cause the Company to prepare and file or cause to be filed all Tax Returns for the Company for all taxable periods ending on or prior to the date of this Agreement that are due after the date of this Agreement (“Pre-Closing Tax Period”). Any such Tax Returns for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law. Seller shall be provided with a copy of such Tax Returns for review and comment at least fifteen (15) calendar days prior to the filing of such Tax Returns and shall be entitled to provide comments and suggested revisions thereto and discuss such Tax Returns with the Company and/or the Buyer. Buyer shall make such revisions as are reasonably requested by Seller.

(b) Straddle Period Tax Matters. Buyer shall cause the Company to prepare and file or cause to be filed all Tax Returns for the Company for all taxable periods beginning before and ending after the date of this Agreement (“Straddle Period”) which are due after the date of this Agreement. All such Tax Returns with respect to Straddle Periods shall be prepared and filed in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law. Seller shall be provided with a copy of such Tax Returns for review and comment at least fifteen (15) calendar days prior to the filing of such Tax Returns and shall be entitled to provide comments and suggested revisions thereto and discuss such Tax Returns with the Company and/or the Buyer. Buyer shall make such revisions as are reasonably requested by Seller.

(c) Payment of Taxes. (i) Seller shall pay or cause to be paid when due and payable all Taxes of the Company for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) Buyer shall cause the Company to pay when due and payable all Taxes for any Tax periods commencing on or after the date of this Agreement and any post-Closing portion of a Straddle Period.

(d) Cooperation. After the date of this Agreement, Seller and Buyer shall, and Buyer shall cause the Company to, make available to the other, as reasonably requested, and to any Governmental Entity (which is legally permitted to obtain pursuant to its subpoena power or its equivalent) all information, records or documents relating to Tax liabilities or potential Tax liabilities of Seller or the Company for all periods prior to or including the date of this Agreement and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof. Buyer shall prepare, or cause the Company to prepare, and provide to Seller, such Tax information as Seller reasonably shall request with respect to the Company. Such Tax information shall be completed by Buyer and/or the Company and provided to Seller within forty-five (45) calendar days after Seller’s request therefor. After the date of this Agreement, Seller and Buyer shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of any Tax Returns and any audit, litigation, appeal, hearing, or other proceeding with respect to Taxes, including Taxes payable by Seller with respect to operations of the Company. Such cooperation shall include, without limitation, providing the information, records and documents described above and making employees and representatives available on a mutually convenient basis to provide additional information and explanation of any material provided. Each Party shall bear its own expenses in complying with the foregoing provisions.

(e) Refunds. To the extent there are refunds relating to the Company for either periods (or portions thereof) ending on or before the date of this Agreement or periods (or portions thereof) ending after the date of this Agreement, Buyer is entitled to all such refunds in their entirety.

(f) Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

(g) Amended Returns. No Tax Return with respect to the Company (i) for periods ending on or before the date of this Agreement or (ii) which begins before and ends after the date of this Agreement, shall be amended if it would result in an increase in the amount of Taxes for which Buyer is liable under this Agreement.

(h) Tax Audits.

(i) Seller shall have the sole right to represent the interests of the Company in any Tax audit or Action relating to all Tax Returns filed or required to be filed for the Company for all tax periods that end on or before the date of this Agreement and to employ counsel of its choice at its expense; provided, however, that there shall be no settlement or closing or other agreement with respect thereto without the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer agrees that it shall cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such proceeding. Buyer shall have the right to participate in any such proceeding and to be represented by counsel of its own selection in connection with any such audit or Action and to be kept informed by Seller as to the status of the action, all at Buyer’s expense.

(ii) Buyer shall have the sole right to represent the interests of the Company in any Tax audit or Action relating to any taxable period of the Company that ends after the date of this Agreement, including any Straddle Period; provided, however, that if the results of such Tax audit or Action could reasonably be expected to have an adverse effect on Seller or its liabilities or obligations under this Agreement, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). Seller agrees that it shall cooperate fully with Buyer and its counsel in the defense against or compromise of any claim in any such proceeding. Seller shall have the right to participate in any such proceeding and to be represented by counsel of its own selection in connection with any such audit or Action and to be kept informed by Buyer as to the status of the action, all at Seller’s expense.

(iii) If any Governmental Entity asserts a claim, makes an assessment or otherwise disputes or affects any Tax for which Seller is responsible hereunder, Buyer shall promptly upon receipt by Buyer or the Company inform Seller thereof. The failure of Buyer or the Company to timely forward such notification in accordance with the immediately preceding sentence shall not relieve Seller of its obligation to pay such liability for Taxes except and to the extent that the failure timely to forward such notification actually increases the amount of such Taxes.

(i) Tax Changes. Without the prior written consent of Buyer, Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax liability of the Company for any period ending after the date of this Agreement or decreasing any Tax attribute of the Company existing on the date of this Agreement.

(j) Transfer Taxes. Any sales Tax, use Tax, transfer Tax, documentary stamp Tax, motor vehicle Tax, registration fee or similar Tax or fee, or recording expense or notarial fee attributable to, imposed upon or arising from the transactions contemplated hereby, including, without limitation, on the sale or transfer of the Company Shares, shall be paid when due and payable by Seller. Buyer shall file all Tax Returns with respect to such Taxes. Seller shall timely execute and deliver to Buyer such certificates or forms as may be requested by Buyer to establish an exemption from (or to reduce) such Taxes providing that the effect thereof is not to increase taxes paid or payable by Seller.

3.2 Post-Closing Access to Information. For a period of seven (7) years after the date of this Agreement, each Party shall provide, and shall cause its appropriate personnel to provide, when reasonably requested to do so by the other Party, access to all Tax, financial and accounting records in their possession, custody or control relating to the Company and shall permit each Party to make copies or extracts therefrom at their expense.

3.3 Further Assurances. From time to time after the date of this Agreement, upon request of the other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the agreements of the Parties under this Agreement and with respect to the transactions contemplated hereby.

3.4 Confidentiality.

(a) Seller shall, and shall cause its Affiliates, representatives, consultants and advisors to, hold in confidence all confidential information concerning the Business or the Company and all information otherwise proprietary to the Business which remains in the possession of any of them after Closing. Seller shall not, and shall not cause its Affiliates, representatives, consultants and advisors to, release or disclose any such information to any Person, other than Buyer and its authorized representatives, and shall not use any such information for any purpose other than in and for the benefit of the Business.

(b) Notwithstanding anything contained in Section 3.4(a), the confidentiality obligations of this Section 3.4 shall not apply to information (i) which Seller is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of law; (ii) which can be shown to have been generally available to the public other than as a result of a breach of this Section 3.4; or (iii) which can be shown to have been provided to Seller by a third party who obtained such information other than from Seller or the Company or other than as a result of a breach of this Section 3.4.

3.5 Nonsolicitation. For a period of three (3) years following the date of this Agreement, Seller shall not directly or indirectly (a) cause or induce, or attempt to cause or induce, any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (b) hire any employee of the Company who has terminated employment with the Company (other than employees who have been terminated by the Company), or (c) cause or induce, or attempt to cause or induce, any customer, supplier, licensee, licensor, or franchisee or other business relation of the Company to cease doing business with the Company, or to deal with any competitor of the Company, or in any way interfere with the relationship between the Company and their customers, suppliers, licensees, licensors, franchisees or other business relations. For the purposes of this Section 3.5, Seller shall be in violation hereof if Seller engages in any or all of the activities set forth herein directly on its own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of, providing assistance (financial or otherwise) to, any Person, or as an owner of any Person in which Seller or a Seller Affiliate owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the equity interests.

3.6 Employee Benefits Matters.

(a) Plans to be Withdrawn from or Transferred by Company. Seller shall take all actions necessary to cause the Company to cease, as and where applicable, to be a participating employer in each Benefit Plan of Seller as of the date of this Agreement, and to cause each Transferred Employee or dependent of any Transferred Employee to cease to be eligible for benefits under each Benefit Plan of Seller with respect to expenses incurred or events occurring on or after the date of this Agreement.

(b) COBRA. Seller shall be responsible for any legally mandated continuation of health care coverage for Transferred Employees and/or their dependents who have a loss of health care coverage due to a qualifying event before or as of the date of this Agreement.

3.7 Expiration of Covenants to be Performed After Closing. The respective covenants of Buyer and Seller contained in this Article 3, which by their terms contemplate performance after Closing, shall only survive the Closing in accordance with their respective terms.

4.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed, as of the date of this Agreement, under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or as of the date of this Agreement of each of the following conditions:

4.1 Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of Seller made in this Agreement shall: (a) in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification, be true and correct in all respects as of the date of this Agreement; and (b) in the case of any representation or warranty without any materiality or Material Adverse Effect qualification, be true and correct in all respects as of the date of this Agreement, except where the failure of such representation or warranty to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller as of the date of this Agreement.

4.2 Accuracy of Schedules. The Schedules of Seller made in this Agreement shall be true and correct in all respects as of May 31, 2009; provided, however, that if a Material Adverse Effect occurred after May 31, 2009 that requires disclosure on a Schedule pursuant to the terms of this Agreement, such Schedule shall include such Material Adverse Effect.

4.3 No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

4.4 Delivery of Buyer Expenses and Documents. Seller shall have delivered, or caused to have been delivered, to Buyer (a) cash in the amount of Forty Thousand U.S. Dollars ($40,000) to be paid for Buyer Expenses, pursuant to Section 8.8, and (b) the documents described in Section 7.2.

4.5 Third Party Consents. Seller shall have obtained, or shall have caused the Company to have obtained, and delivered to Buyer, in form and substance reasonably satisfactory to Buyer, all consent and approvals, including from appropriate Governmental Entities, as specified in Schedule 4.5.

5.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed, as of the date of this Agreement, under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or as of the date of this Agreement of each of the following conditions:

5.1 Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of Buyer made in this Agreement shall: (a) in the case of any representation or warranty containing any materiality or Material Adverse Effect qualification, be true and correct in all respects as of the date of this Agreement; and (b) in the case of any representation or warranty without any materiality or Material Adverse Effect qualification, be true and correct in all respects as of the date of this Agreement, except where the failure of such representation or warranty to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer as of the date of this Agreement.

5.2 No Injunction, Etc. No preliminary or permanent injunction or other Order issued by any Governmental Entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

5.3 Delivery of Payment and Documents. Buyer shall have delivered, or caused to have been delivered to Seller (a) cash in the amount of Forty Thousand U.S. Dollars ($40,000), and (b) the documents described in Section 7.3.

6.	INDEMNIFICATION

6.1 Indemnification by Seller.

(a) General. Subject to the terms and conditions of this Article 6, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company), and their respective directors, officers, employees and controlling persons, from and against Loss or Losses asserted against, resulting to, imposed upon or incurred by any such Person, directly or indirectly, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller contained in this Agreement; (ii) any breach of any covenant or agreement made by Seller contained in this Agreement; (iii) any Tax incurred by the Company or resulting from its operation during any period prior to or ending on the date of this Agreement, including, without limitation, those Taxes detailed in Section 3.1(c); (iv) any Tax to be paid by Seller in connection with Section 3.1(e); or (v) any Transferred Employees with respect to events arising before or as of the date of this Agreement.

(b) Limitations. Seller’s obligations under Section 6.1(a)(i) shall terminate as to each representation or warranty when such representation or warranty terminates pursuant to Section 2.4; provided, however, that such obligations shall not terminate with respect to any item as to which Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice that constitutes an Indemnification Notice and complies with the requirements therefor, but only with respect to the content of, and on the basis and amount set forth in, such Indemnification Notice.

6.2 Indemnification by Buyer.

(a) General. Subject to the terms and conditions of this Article 6, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, employees and controlling persons from and against any Loss or Losses asserted against, resulting to, imposed upon or incurred by any such Person, directly or indirectly, arising out of or in connection with: (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any breach of any covenant or agreement made by Buyer contained in this Agreement; or (iii) the operation or ownership of the Company or the Business on or after the date of this Agreement (except to the extent Buyer is entitled to indemnification for such Losses under Section 6.1(a)).

(b) Limitations. Buyer’s obligations under Section 6.2(a)(i) shall terminate as to each representation or warranty when such representation or warranty terminates pursuant to Section 2.4; provided, however, that such obligations shall not terminate with respect to any item as to which Seller shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice that constitutes an Indemnification Notice and complies with the requirements therefor, but only with respect to the content of, and on the basis and amount set forth in, such Indemnification Notice.

6.3 Procedures Relating to Indemnification As Between Seller and Buyer. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 6 can be obtained, the Party seeking indemnification under this Article 6 (the “Indemnified Party”) shall, within thirty (30) calendar days thereafter, provide written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses, the amount of the Loss or Losses (or a reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Indemnified Party is relying in seeking such indemnification (an “Indemnification Notice”).

6.4 Procedures Relating to Indemnification for Third Party Claims.

(a) Notice. In order for an Indemnified Party to be entitled to indemnification provided for under this Agreement arising out of or involving a claim or demand made by any third party, including, without limitation, any Governmental Entity (a “Third Party Claim”), the Indemnified Party must be entitled to indemnification under this Article 6 and the Indemnified Party must provide an Indemnification Notice to the Indemnifying Party relating to the Third Party Claim as soon as possible after the Indemnified Party’s receipt of notice of the Third Party Claim, but in no event later than thirty (30) calendar days thereafter and in no event more than five (5) Business Days after being served with any summons, complaint or similar legal process. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents, including, without limitation, all court papers, received by the Indemnified Party relating to any Third Party Claim.

(b) Defense. If a Third Party Claim is made against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense thereof and, if the Indemnifying Party so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, then the Indemnifying Party shall not be liable to the Indemnified Party for the reasonable fees and expenses of counsel subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense and the Indemnified Party shall pay the expense of his or its separate counsel. If the Indemnifying Party chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense or prosecution of crossclaims or counterclaims relating to such Third Party Claim. Such cooperation shall include, without limitation, the retention, and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party, of records that are reasonably relevant to such Third Party Claim, and making employees of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If, but only if the Indemnifying Party, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of a Third Party Claim or fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further written notice to the Indemnifying Party) have the right thereafter to defend, compromise or settle such Third Party Claim.

6.5 Insurance, Tax and Litigation Effect. The obligation of the Indemnifying Party to indemnify the Indemnified Party against any Loss or Losses under this Article 6 shall be reduced (a) by the amount of any insurance proceeds (net of expenses of collection) received by the Indemnified Party as a result of such Loss or Losses, (b) by any Tax benefits actually received by the Indemnified Party as a result of such Loss or Losses, and (c) by any amounts actually recovered from any third party based on any claim that the Indemnified Party has against such third party as a result of to such Loss or Losses.

6.6 Offset.

(a) If Buyer or its Affiliates (including the Company), or their respective directors, officers, employees and controlling persons is an Indemnifying Party, Buyer shall have the right, in its sole and absolute discretion, to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Article 6 by increasing the outstanding principal balance of the Promissory Note. If Buyer chooses to increase the outstanding principal balance of the Promissory Note in connection herewith, it shall provide Seller with fifteen (15) calendar days prior notice, and, upon the effective date of such increase, provide Seller, if required, with an amended and restated Promissory Note reflecting any requisite adjustments to the Promissory Note.

(b) If Seller or its Affiliates, or their respective directors, officers, employees and controlling persons is an Indemnifying Party, Seller shall have the right, in its sole and absolute discretion, to satisfy, in whole or in part, any amounts owing to the Indemnified Party under this Article 6 by decreasing the outstanding balance (principal, interest and/or fees in connection therewith) of the Promissory Note. If Seller chooses to reduce the outstanding balance (principal, interest and/or fees in connection therewith) of the Promissory Note in connection herewith, it shall provide Buyer with fifteen (15) calendar days prior notice, and, upon the effective date of such reduction, Buyer shall provide Seller, if required, with an amended and restated Promissory Note reflecting any requisite adjustments to the Promissory Note.

(c) Except in the specific instances detailed above, absent written consent of the other Party, neither Party shall have the right to satisfy, in whole or in part, any amounts owing under this Article 6 by setting off any amounts claimed to be owed to the other Party.

6.7 Exclusive Remedy. Except for claims or causes of action arising from fraud or willful misconduct and for the right of any Party to seek specific performance, the indemnification provisions of this Article 6 shall be the exclusive remedy with respect to any and all claims by Seller, Buyer and their Affiliates, and their respective directors, officers, employees and controlling persons, including, but not limited to, rights, claims or causes of action arising out of or relating to this Agreement and the transactions contemplated by this Agreement, the negotiation and execution of this Agreement, any Contract entered into pursuant hereto or the performance by the Parties thereof, or the performance by the Parties of its or their obligations arising under or based upon any Law or otherwise.

7.	CLOSING

7.1 Closing. Provided that the conditions set forth in Article 4, Article 5 and Article 7 are satisfied or waived, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement at 10:00 a.m., local time, at the offices of Seller, 1909 South Main Street, Upland, Indiana 46989, or at such other place as the parties shall mutually agree. The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously.

7.2 Items to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Stock Certificates. Stock certificates representing the Company Shares, duly endorsed in blank for transfer or with duly executed stock powers attached;

(b) Certificate of Incorporation. A copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Minnesota;

(c) Certificates of Good Standing. Certificates of good standing of the Company from the Company’s state of incorporation and from each other state in which the Company is qualified to do business as a foreign corporation, dated as of a recent date;

(d) Books and Records. Stock books, stock ledgers, minute books and corporate seal, if any, of the Company;

(e) Officer’s Certificate Regarding Governing Documents. Certificate of an officer of the Company attesting to the authenticity and validity of the Company’s Governing Documents;

(f) Certified Resolutions. A certified copy of the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and approving the consummation of the transactions contemplated hereby;

(g) Officer’s Certificate Regarding Debt, Disclosure Schedules and Termination of Lease. Certificate of an officer of the Company attesting that: (i) any and all Indebtedness of the Company has been repaid or forgiven and, as of the date of this Agreement, the Company has no Indebtedness; (ii) the Schedules of Seller made in this Agreement are true and correct in all respects as of May 31, 2009; provided, however, that if a Material Adverse Effect occurred after May 31, 2009 that requires disclosure on a Schedule pursuant to the terms of this Agreement, such Schedule hereby includes such Material Adverse Effect; and (iii) that certain lease, and all rights and obligations in connection therewith, between Seller and the Company for that that certain real property owned by Seller and located at 217 Patneaude Drive, Winona, Minnesota 55987 has been terminated as of the date of this Agreement;

(h) Resignations. The resignation of all directors and officers of the Company, effective as of the date of this Agreement, except for any director and officer listed in Schedule 7.2(h) who has been approved for continued service by Buyer;

(i) Lease Agreement. A lease agreement, in the form attached hereto as Exhibit B, for that certain real property owned by Seller and located at 217 Patneaude Drive, Winona, Minnesota 55987 (the “Lease Agreement”), executed by Seller;

(j) FIRPTA Affidavit. An affidavit stating, under penalties of perjury, that Seller is a U.S. Person;

(k) Lien Release. A lien release, in form and substance satisfactory to Buyer, from Fifth Third Bank in connection with that certain lien held by Fifth Third Bank over all assets of the Company;

(l) Security Agreement. A security agreement, in the form attached hereto as Exhibit C, between Buyer and Seller (the “Security Agreement”), executed by Seller; and

(m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer reasonably requests.

7.3 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following documents, in each case duly executed or otherwise in proper form:

(a) Certified Resolutions. A certified copy of the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and approving the consummation of the transactions contemplated hereby;

(b) Promissory Note. The Promissory Note, executed by Buyer;

(c) Lease Agreement. The Lease Agreement, executed by the Company;

(d) Buyer Shares. Stock certificates representing the Buyer Shares;

(e) Security Agreement. The Security Agreement, executed by Buyer;

(f) Stock Certificates. Pursuant to the Security Agreement, stock certificates representing the Company Shares; and

(g) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller reasonably requests.

8.	MISCELLANEOUS

8.1 Publicity. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of either Party without the prior written consent of the other Party, except after reasonable notice to the other Party, any such release or announcement that may, in the reasonable judgment of the releasing Party, be required by Law or any rule or regulation of any United States securities exchange on which securities of the releasing Party are listed.

8.2 Assignment. Neither Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of the other Party, and any attempted assignment, transfer or encumbrance without such consent shall be null, void and without effect.

8.3 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted heirs, personal representatives, successors and permitted assigns.

8.4 Law Governing Agreement. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota, excluding any conflicts of law rules that may direct or permit the application of the Laws of another jurisdiction.

8.5 Amendment. No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed by the Parties.

8.6 Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in this Agreement or a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

8.7 Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be delivered to the Parties (with a copy thereof sent for information purposes to the e-mail addresses appearing below) at their respective addresses indicated below by hand, registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service that maintains records of delivery, as follows:

(a) If to Buyer, to:

Manitex International, Inc.

7402 W. 100th Place

Bridgeview, IL 60455

Attention: David J. Langevin

E-mail address: DJLangevin@manitexinternational.com

(with a copy to):

Bryan Cave LLP

161 N. Clark Street, Suite 4300

Chicago, IL 60601

Attention: Donald E. Figliulo, Esq.

E-mail address: don.figliulo@bryancave.com

(b) If to Seller:

Avis Industrial Corporation

1909 S Main Street

Upland, IN 46989

Attention: Leland E. Boren

E-mail address: leb@avisindustrial.com

or to such other persons or addresses as any Party shall have specified by notice in writing to the other Party. If delivered by hand, then such communication shall be deemed delivered upon actual receipt; if sent by overnight mail courier service, then such communication shall be deemed delivered one (1) Business Day after being sent; and if sent by registered or certified U.S. mail, return receipt requested and postage prepaid, then such communication shall be deemed delivered three (3) Business Days after being sent.

8.8 Expenses. Except for that certain amount of expenses equal to Forty Thousand U.S. Dollars ($40,000), which shall be paid by Seller to Buyer at Closing for Buyer Expenses, all fees, costs and expenses incurred by the Parties shall be borne solely and entirely by the Party that incurred such expenses.

8.9 Exhibits and Schedules. All Exhibits and Schedules hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement, only to the extent that the relevance of such disclosure to the information called for by such other Schedule is readily apparent. Any fact or item disclosed on any Schedule to this Agreement shall not, by reason only of such inclusion, be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

8.10 Section Headings; Table of Contents. The Section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not change or alter the meaning or interpretation of this Agreement.

8.11 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provision shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect providing that it is possible to do so without materially depriving Seller or Buyer of their respective rights and privileges hereunder, and any such illegal, void or unenforceable provision shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render this Agreement valid and enforceable.

8.12 Drafting. Each Party confirms that both Parties and their counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the mutually negotiated language chosen by the Parties to express their mutual intent, and shall not be construed against the actual or assumed drafting Party.

8.13 Jurisdiction and Venue. Buyer and Seller irrevocably and unconditionally submit to the exclusive jurisdiction of any State or, if applicable, Federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this Agreement. Without limitation of other means of service, Buyer and Seller agree that service of any process, summons, notice or document with respect to any suit, action, or proceeding may be served on them in accordance with the notice provisions (as they may be supplemented in writing) set forth in Section 8.7. Buyer and Seller irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Buyer and Seller agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon them and may be enforced in any other court to whose jurisdiction Buyer or Seller are subject.

8.14 Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement) constitute the entire agreement between the Parties, and supersede all other or prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; it being agreed by the Parties that there are no conditions to this Agreement that are not expressly stated in this Agreement.

8.15 Binding Effect. This Agreement may be executed by facsimile signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts shall have been executed and delivered by both Parties to both Parties.

8.16 Definitions.

“Action” shall have the meaning set forth in Section 2.1(c).

“Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Assets” shall have the meaning set forth in Section 2.2(aa).

“Benefit Plan” shall have the meaning set forth in Section 2.2(n)(i).

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of Minnesota are authorized or required by Law to be closed.

“Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Expenses” shall mean (without duplication), the collective amount payable by Buyer to outside legal counsel, accountants, and other third parties of all out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the purchase of the Company Shares.

“Buyer Shares” shall have the meaning set forth in Section 1.2.

“Closing” shall have the meaning set forth in Section 7.1.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” shall have the meaning set forth in the recitals of this Agreement.

“Company Shares” shall have the meaning set forth in the recitals of this Agreement.

“Contract” shall mean any written indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement, understanding or arrangement.

“Customers” shall have the meaning set forth in Section 2.2(y).

“$” shall mean U.S. Dollars.

“Environmental Laws” shall mean all Laws regarding protection of the environment, including, without limitation, those protecting the quality of the air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is considered a single employer with the Company under Section 414 of the Code.

“Facilities” shall have the meaning set forth in Section 2.2(k)(iv).

“Financial Statements” shall have the meaning set forth in Section 2.2(e).

“Fundamental Representations and Warranties” shall mean those representations and warranties set forth in Section 2.1(a) (Title), Section 2.1(b) (Authority), Section 2.1(d) (Due Organization and Power), Section 2.2(a) (Organization), Section 2.2(b) (Capitalization), Section 2.2(d) (No Violation), Section 2.2 (l) (Title to Assets; Liens) and Section 2.2(q) Fees.

“Governing Documents” shall mean the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws.

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other.

“Hazardous Substance” shall mean all pollutants, contaminants, chemicals, compounds or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including, without limitation, asbestos, polychlorinated biphenyls or urea formaldehyde, and any other substances subject to regulation under any Environmental Law.

“Indebtedness” shall mean the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including, without limitation, any unpaid premiums, penalties, redemption costs and other charges payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any and all obligations of the Company, including, without limitation, any obligations with Seller, Affiliates of the Company and Affiliates of Seller and directors, officers, employees and agents of the Company, Seller, Affiliates of the Company and Affiliates of Seller.

“Indemnification Notice” shall have the meaning set forth in Section 6.3.

“Indemnified Party” shall have the meaning set forth in Section 6.3.

“Indemnifying Party” shall have the meaning set forth in Section 6.3.

“Intellectual Property Rights” shall have the meaning set forth in Section 2.2(p).

“Inventory” shall mean all inventory and materials used in the operation of the Business, including, without limitation, raw materials, works-in-progress, and finished goods, together with all rights of Seller against any suppliers of any such inventory and materials.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of such Person and such knowledge and awareness as such Person should have had after such investigation as would have been normal and customary for an individual holding the position of such Person; provided that in the case of Seller, such knowledge shall be limited to the Knowledge of Leland E. Boren, Lael Boren, Todd Hunt, Jackie Duggan and T.A. Lee.

“Law” or “Laws” shall mean any federal, or applicable state, local, foreign or other statute, law, ordinance, rule or regulation.

“Lease” shall have the meaning set forth in Section 2.2(s).

“Lease Agreement” shall have the meaning set forth in Section 7.2(i).

“Licenses and Permits” shall mean all necessary governmental consents, certificates of exemption, accreditations, governmental approvals, licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

“Loss” or “Losses” shall mean (i) all debts, liabilities (including, without limitation, strict liabilities) and obligations owed to any Person; (ii) all losses, fines, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments; and (iv) all costs and expenses (including, without limitation, interest, court costs and reasonable fees and expenses of attorneys and expert witnesses, but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party) of investigating, defending or resisting any of the foregoing; provided, however, except as may occur in connection with Third Party Claims, Loss or Losses shall not include, and no Party shall be liable for, any incidental or consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, exemplary, special or indirect damages.

“Material Adverse Effect” shall mean any changes or developments that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the assets, liabilities, Business, results of operations or financial condition of the Company.

“Material Contract” shall have the meaning set forth in Section 2.2(m).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Order” or “Orders” shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Entity.

“Party” or “Parties” shall mean Seller and/or Buyer, as the case may be.

“Pension Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings, (ii) Liens as reflected in title records relating to real property leased by the Company, (iii) Liens that, individually or in the aggregate, do not materially detract from the value, or impair in any material manner the use, of the properties or assets subject thereto and (iv) those Liens set forth in Schedule 8.16.

“Person” shall mean an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 3.1(a).

“Product” shall have the meaning set forth in Section 2.2(w).

“Promissory Note” shall have the meaning set forth in Section 1.2.

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Recent Balance Sheet” shall have the meaning set forth in Section 2.2(e).

“Securities Act” shall mean the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Security Agreement” shall have the meaning set forth in Section 7.2(l).

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Straddle Period” shall have the meaning set forth in Section 3.1(b).

“Suppliers” shall have the meaning set forth in Section 2.2(y).

“Tax” or “Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Third Party Claim” shall have the meaning set forth in Section 6.4(a).

“Transferred Employees” shall mean all employees of the Company as of the date of this Agreement.

“VEBA” means voluntary employees’ beneficiary association as defined in Code Section 501(c)(a).

Where any group or category of items or matters is defined collectively in the plural, any item or matter within such definition may also be referred to using such defined term in the singular, and vice versa.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first written above.

SELLER:

AVIS INDUSTRIAL CORPORATION

By:	/s/ Leland E. Boren
Name:	Leland E. Boren
Title:	Chief Executive Officer

By:	/s/ LaRita R. Boren
Name:	LaRita R. Boren
Title:	Chairman of the Board

BUYER:

MANITEX INTERNATIONAL, INC.

By:	/s/ David J. Langevin
Name:	David J. Langevin
Title:	Chairman and Chief Executive Officer

Signature Page to Stock Purchase Agreement